FOR IMMEDIATE RELEASE	Exhibit 99.1
May 21, 2019

CenterState Bank Corporation

Announces Increase in Shares Subject to its Stock Repurchase Program

WINTER HAVEN, FL. – May 21, 2019- CenterState Bank Corporation (NASDAQ: CSFL) announced today that it had increased the number of shares subject to its stock repurchase program to up to 6,500,000 shares of the Company’s outstanding common stock, which represents approximately 5% of the Company’s outstanding shares as of April 30, 2019.  The shares may be purchased from time to time in open market or negotiated transactions in accordance with applicable regulations of the Securities and Exchange Commission and other legal requirements.  Repurchases will be made at management’s discretion at prices management considers to be attractive and in the best interest of both the Company and its shareholders, subject to the availability of shares, general market conditions, the trading price of the shares, and alternative uses for capital.  This stock repurchase program expands the stock repurchase plan authorized on September 7, 2017, and extends the program for a two-year period ending on April 25, 2021.  The program and does not obligate the Company to acquire any specific number of shares and may be suspended or discontinued at any time.  At April 30, 2019, the Company had 130,602,499 shares of its common stock outstanding.

CenterState operates as one of the leading Southeastern regional bank franchises headquartered in the state of Florida.  Both CenterState and its nationally chartered bank subsidiary, CenterrState Bank, N.A., are based in Winter Haven, Florida, between Orlando and Tampa.  With over $16 billion in assets, the Bank provides traditional retail, commercial, mortgage, wealth management and SBA services throughout its Florida, Georgia and Alabama branch network and customer relationships in neighboring states.  The Bank also has a national footprint, serving clients coast to coast through its correspondent banking division.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This report contains forward-looking statements, within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements related to future events, future financial and operating performance, economic and general market conditions, stock performance, business strategies, including expansion and acquisition activities and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot assure you that future results, levels of activity, performance or goals will be achieved, and actual results may differ from those set forth in the forward looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2018, and otherwise in our SEC reports and filings.